Exhibit 99.1

Click Reports Thirteenth Consecutive Quarter of Increased Revenue and Twelfth Straight Quarter of Profitability

Click Commerce Reports Q2 2006 Non-GAAP EPS of 36 cents, GAAP EPS of 24 cents

CHICAGO, July 27, 2006 - Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, today announced results for its second quarter ended June 30, 2006.

Total second quarter 2006 revenues were $19.7 million, representing a 48% growth from second quarter 2005 revenues of $13.3 million. Net income on a GAAP basis was $3.2 million, or $0.24 per share for the quarter ended June 30, 2006. Because of significant net operating loss carryforwards, the Company had an effective tax rate of 0% in the prior year quarter.  If the Company had been taxed in the prior year quarter at the current quarters’ tax rate of 33%, the prior year net income would have been $2.1 million or $0.18 per share for the quarter ended June 30, 2005 on a GAAP basis. The Company, however, was not taxed at that effective tax rate in the prior year quarter and  thus reported net income of $3.2 million or $.27 per share on a GAAP basis.

The Company’s second quarter results represent its twelfth consecutive profitable quarter.  As compared to the first quarter of 2006, the Company incurred additional expenses of approximately $0.4 million including increased spending on marketing, Sarbanes Oxley compliance and legal fees related to building our intellectual property portfolio. The Company reduced its effective tax rate from 41% in the first quarter of 2006 to 33% for the second quarter of 2006 due to an estimated credit for research and development costs. The Company estimates its effective tax rate will be 37% for the remainder of the year.

On a fully-taxed non-GAAP basis, excluding certain charges as described below, net income was $4.6 million, or $0.36 per share on a diluted basis. This represents an improvement of approximately $1.7 million over Q2 2005’s non-GAAP net income of $2.9 million, or $0.24 per share on a diluted basis. Non-GAAP adjustments comprise non-cash charges related to the amortization of intangible assets and stock-based compensation, net of related income taxes calculated at a 33% effective tax rate.

The Company's cash and cash equivalents were $12.7 million as of June 30, 2006 compared to $22.3 million as of March 31, 2006. The decrease of $9.6 million primarily related to the use of $8.0 million of cash to repurchase shares originally issued in connection with its acquisition of certain business assets from Elance and the purchase of property and equipment of $0.8 million. Cash flow from operations in the quarter was a net use of $0.4 million. In addition, the Company repaid a short-term note of $0.4 million. For the six months ended June 30, 2006, the Company generated $7.7 million of cash flow from operations.  Second quarter days sales outstanding were 102 days as compared to first quarter 2006 days sales outstanding of 101 days. Deferred revenue was $14.3 million as of June 30, 2006.

Conference Call

The Company will hold a conference call to discuss the results today, July 27, immediately following the issue of this release with remarks from Chairman and CEO Michael W. Ferro, Jr. and CFO David Arney. Nancy Koenig, executive vice president of operations, will be joining the call for Q&A. The call will also be broadcast live over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” on Click Commerce’s Web site, located at www.clickcommerce.com, at least 15 minutes prior to the call.

Information Concerning Forward-Looking Statements

Information contained in this release that are not historical facts and refer to the Company’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements involve expectations, estimates, assumptions, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: the ability of the Company to integrate acquisitions or investments in other companies, the extent of customer acceptance and utilization of channel management products and services, the impact of competitive products and services, the volume and timing of customer contracts, changes in technology, deployment delays or errors associated with Click Commerce products and the ability to protect Click Commerce’s intellectual property rights. We refer you to the risk factors listed in our annual report on Form 10-K for the year ended December 31, 2005, quarterly reports on Form 10-Q and other filings, which are on file with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based, in whole or in part.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude amortization of intangible assets, stock-based compensation expenses, and an adjustment to present the prior year net income as if such results had been fully taxed. The Company uses these measures for planning and forecasting its future business as well as analyzing such forecasts against past performance. In addition, excluding these charges and including prior year tax expense enhances the Company’s understanding of trends developing in its operations as well as its performance in its market and against its competitors. The Company believes that providing specific financial information on the cost of such expenses, as well as providing non-GAAP net income measures that exclude such items, best allows investors to understand the Company’s ongoing business activities during the quarter. The Company believes that inclusion of certain non-GAAP financial measures provides comparability to similar companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below (in thousands, except earnings per share and margins):

Reconciliation of Non-GAAP Financial Measures (unaudited)

	Three months ended June 30, 2006				Three months ended June 30, 2005
		Basic	Diluted			Basic	Diluted
	Net	Earnings	Earnings	Profit	Net	Earnings	Earnings	Profit
	income	per share	per share	Margin	income	per share	per share	Margin

As reported GAAP financial measures	$3,160	$0.26	$0.24	16%	$3,212	$0.29	$0.27	24%

Adjustments
Amortization of intangible assets presented in:
Cost of revenues, Product License	488	0.04	0.04	2%	279	0.03	0.02	2%
Operating expense	961	0.08	0.07	5%	505	0.05	0.04	4%
Stock-based compensation	129	0.01	0.01	1%	—	—	—	0%
Income tax effect of non-GAAP adjustments and applying the same current year effective tax rate to prior year	(148)	(0.01)	(0.01)	-1%	(1,063)	(0.10)	(0.09)	-8%

Total adjustments	1,430	0.12	0.12	7%	(279)	(0.02)	(0.03)	-2%

Non-GAAP financial measures	$4,590	$0.38	$0.36	23%	$2,933	$0.27	$0.24	22%

	Six months ended June 30, 2006				Six months ended June 30, 2005
		Basic	Diluted			Basic	Diluted
	Net	Earnings	Earnings	Profit	Net	Earnings	Earnings	Profit
	income	per share	per share	Margin	income	per share	per share	Margin

As reported GAAP financial measures	$6,077	$0.51	$0.47	15%	$5,842	$0.54	$0.50	24%

Adjustments
Amortization of intangible assets presented in:
Cost of revenues, Product License	919	0.08	0.07	2%	481	0.04	0.04	2%
Operating expense	1,947	0.16	0.15	5%	1,225	0.11	0.10	5%
Stock-based compensation	210	0.02	0.02	1%	—	—	—	0%
Income tax effect of non-GAAP adjustments and applying the same current year effective tax rate to prior year	(299)	(0.02)	(0.02)	-1%	(2,175)	(0.20)	(0.18)	-9%

Total adjustments	2,777	0.24	0.22	7%	(469)	(0.05)	(0.04)	-2%

Non-GAAP financial measures	$8,854	$0.75	$0.69	22%	$5,373	$0.49	$0.46	22%

***      March 31, 2006 income tax effect of non-GAAP adjustments has been adjusted due to a change in estimate

About Click Commerce, Inc.

Click Commerce, Inc., (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, high-tech, and research and healthcare. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Delphi, Eastman Kodak Company, Jabil Global Services, Lockheed Martin, Microsoft, Pier 1, Ryder, and Verizon to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. More information can be found at www.clickcommerce.com.

Investor Relations:
David Arney
Click Commerce Inc.
312-377-3050
ir@clickcommerce.com

Media Relations:
Melissa Berg-Baker
Click Commerce Inc.
312-377-3082
melissa.berg-baker@clickcommerce.com

CLICK COMMERCE, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2006	December 31, 2005
	(unaudited)

ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$12,696	$17,498
Trade accounts receivable, net	22,514	25,336
Revenue earned on contracts in progress in excess of billings	1,054	481
Other current assets	4,311	1,879
Total current assets	40,575	45,194

Property and equipment, net	3,411	2,765

Intangibles	23,880	22,129
Goodwill	60,303	48,782
Deferred tax asset	3,239	7,116
Other assets	1,719	1,673
Total assets	$133,127	$127,659

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$1,010	$1,454
Billings in excess of revenues earned on contracts in progress	15	177
Deferred revenue	14,331	16,421
Accrued compensation	1,351	3,190
Accrued rent	1,834	2,610
Accrued expenses and other current liabilities	4,416	4,552
Short-term notes payable	—	829
Total current liabilities	22,957	29,233

Long-term debt	6,417	6,464
Other liabilities	1,177	846
Total liabilities	30,551	36,543

Preferred stock	—	—
Common stock	13	12
Additional paid-in capital	133,898	120,589
Accumulated other comprehensive income	249	194
Treasury stock	(10,905)	(2,923)
Accumulated deficit	(20,679)	(26,756)
Total shareholders’ equity	102,576	91,116

Total liabilities and shareholders’ equity	$133,127	$127,659

Click Commerce, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues
Product license and hardware
Product license	$2,288	$1,841	$4,964	$3,804
Hardware	$350	—	$726	—
Total product license and hardware	$2,638	$1,841	$5,690	$3,804
Service
Maintenance and hosting	9,098	5,729	18,105	9,543
Consulting and implementation service	6,017	3,849	11,660	7,346
Subscription	1,989	1,930	3,975	3,581
Total service	17,104	11,508	33,740	20,470
Total revenues	19,742	13,349	39,430	24,274

Cost of revenues
Product license and hardware	818	344	1,636	542
Service	6,102	4,827	12,185	8,816
Total cost of revenues	6,920	5,171	13,821	9,358

Gross profit	12,822	8,178	25,609	14,916

Operating expenses
Sales and marketing	2,179	1,602	4,270	2,748
Research and development	2,309	1,666	4,748	2,875
General and administrative	2,629	1,282	4,993	2,288
Amortization of intangible assets	961	505	1,947	1,225
Stock-based compensation	129	—	210	—

Total operating expenses	8,207	5,055	16,168	9,136

Operating income	4,615	3,123	9,441	5,780

Other income	109	89	240	62

Income before income taxes	4,724	3,212	9,681	5,842
Income tax expense	1,564	—	3,604	—

Net income	$3,160	$3,212	$6,077	$5,842

Basic net income per common share	$0.26	$0.29	$0.51	$0.54

Diluted net income per common share	$0.24	$0.27	0.47	$0.50

Weighted average common shares outstanding - basic	12,041,614	11,008,162	11,969,504	10,720,961

Weighted average common shares outstanding - diluted	12,912,929	12,116,806	12,927,854	11,766,721

CLICK COMMERCE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$6,077	$5,842
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income tax expense	2,995	—
Amortization of stock-based compensation	210	—
Depreciation	704	470
Amortization of intangibles	2,866	1,706
Provision for doubtful accounts	(1)	60
Gain on disposal of assets	(6)	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade accounts receivable	3,065	(1,033)
Prepaids and other current assets	(2,440)	673
Accounts payable	(451)	(1,726)
Billings in excess of revenues earned on contracts in progress	(162)	276
Deferred revenue	(3,432)	(3,374)
Accrued compensation	(1,881)	(3,922)
Accrued expenses and other current liabilities	227	(284)
Other, net	—	465
Net cash provided by (used in) operating activities	7,771	(847)

Cash flows from investing activities:
Purchase of property and equipment	(1,148)	(247)
Payments for acquisitions, net of transaction costs and cash acquired	(3,935)	(1,774)
Other investing activities	22	—
Net cash used in investing activities	(5,061)	(2,021)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,349	219
Payments on stock repurchase	(7,982)	—
Proceeds from long-term debt	—	6,368
Payments on long-term and short-term debt	(879)	(5,270)
Payments under capital lease obligations	—	(3)
Net cash (used in) provided by financing activities	(7,512)	1,314

Net decrease in cash and cash equivalents	(4,802)	(1,554)
Cash and cash equivalents at beginning of period	17,498	13,382
Cash and cash equivalents at end of period	$12,696	$11,828